Exhibit 10.1

FORM OF NONCOMPETITION AND NONSOLICITATION AGREEMENT

THIS NONCOMPETITION AND NONSOLICITATION AGREEMENT is entered into as of                  , 2011 (this “Agreement”) by and among MILESTONE HOLDING CORPORATION, a Delaware corporation (“Milestone”), DA-LITE SCREEN COMPANY, INC., an Indiana corporation (“Da-Lite”), and [SHAREHOLDER], an individual residing at [ADDRESS] and a shareholder of Da-Lite (“Shareholder”) (each of the foregoing individually, a “Party” and collectively, the “Parties”).

WHEREAS, Milestone, Da-Lite and certain other parties thereto have entered into that certain Agreement and Plan of Merger, dated as of March 30, 2011 (the “Merger Agreement”);

WHEREAS, it is contemplated that, pursuant to the Merger Agreement and through a series of transactions set forth in the Merger Agreement (the “Transactions”), [Newco], an Indiana corporation and subsidiary of Milestone (the “Company”), will be merged with and into Da-Lite, pursuant to which, each share of Da-Lite issued and outstanding immediately prior to consummation of the Transactions shall be cancelled and converted into a right to receive a certain amount of cash consideration;

WHEREAS, Shareholder is deriving economic benefit from the Transactions; and

WHEREAS, the parties acknowledge that the obligations of Milestone and the Company to enter into the Merger Agreement and consummate the Transactions contemplated by the Merger Agreement are subject to the execution and delivery by each of Milestone, Da-Lite and Shareholder of this Agreement, among other conditions specified in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants, promises and representations set forth herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. Words or phrases that are initially capitalized or are within quotation marks shall have the meanings provided in this Section 1 and as provided elsewhere in this Agreement. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all Persons and entities directly or indirectly controlled by Milestone, where control may be by management authority, contract or equity interest, including, but not limited to, Da-Lite and any entities controlled by it from and after the consummation of the merger under the Merger Agreement.

(b) “Business” means the business of any Milestone Company involving or otherwise relating primarily to the design, manufacture, marketing and/or distribution of projection screens, audio visual carts and stands, easels, lecterns, conference cabinets, projection screen fabric, audio visual mounting equipment for flat panel displays, projectors and speakers.

(c) “Confidential Information” means any and all information that any Milestone Company protects from unrestricted disclosure to any Person outside such Milestone Company and trade secrets or private or confidential data, information or knowledge of any Milestone Company relating primarily to the Business, including, but not limited to, to the extent so protected, data, information or knowledge relating to such matters as the finances, financial activities and performance, costs, sources of supply, strategic plans, methods of operation and competition, marketing plans and strategies, equipment and operational requirements and information concerning personnel, customers and suppliers (including the identity, business practices and any special needs of such customer or supplier), potential customers and suppliers (including the identity, business practices and any special needs of such potential customer or supplier), research, testing, manufacturing, know-how, designs, formulas, developmental or experimental work, products, services, computer software and programs (whether in object or source code), databases, other original works of authorship, the people and organizations with whom any Milestone Company has business relationships and the nature and substance of those relationships and other information regarding any Milestone Company, the disclosure of which could result in a competitive disadvantage to any Milestone Company with respect to the Business or provide a competitive advantage to any Person outside any Milestone Company with respect to the Business; it being understood that Confidential Information shall not include information which (i) is or becomes available to the public generally through no direct or indirect action of Shareholder, or (ii) is or becomes available to Shareholder on a nonconfidential basis from a source that is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to a Milestone Company.

(d) “Milestone Company(ies)” means any of Milestone or its Affiliates.

(e) “Person” means an individual, a corporation, a limited liability company, an association, a partnership (limited or otherwise), an estate, a trust and any other entity or organization.

2. Acknowledgment. Shareholder expressly acknowledges that: (a) Shareholder owns shares in Da-Lite, which shares will be cancelled pursuant to the Merger Agreement in exchange for the right to receive cash consideration in the amount and in the manner set forth in the Merger Agreement; and (b) the covenants contained in this Agreement, including, without limitation, Section 3, are (i) supported by good and adequate consideration, the receipt and sufficiency of which is acknowledged by Shareholder; and (ii) reasonable and necessary to protect the legitimate business interests of the Milestone Companies in connection with the Business and the Transactions.

3. Restrictive Covenants.

(a) Agreement Not to Compete. Shareholder agrees that during the period commencing on the effective date of the closing of the Transactions contemplated by the Merger Agreement (the “Closing Date”) and ending five (5) years from the Closing Date (the “Restricted Period”), Shareholder shall not, whether as an owner, shareholder, member, partner, investor, consultant, agent, director, manager, officer, employee, co-venturer or otherwise, provide services to, own an equity interest in (other than a passive interest of not more than 2% of the outstanding equity of any corporation or other entity) or control, directly or indirectly, any Person that engages in the Business of any Milestone Company in the United States or in any foreign country in which any Milestone Company is then engaged in the Business (the “Restricted Territories”).

(b) Agreement Not to Solicit or Hire Employees and Others. Shareholder agrees that, during the Restricted Period, Shareholder will not, directly or indirectly, solicit or recruit the employment or services of any Person serving as an employee, officer, director or manager of any Milestone Company (whether as an employee, officer, director, manager, agent, consultant or independent contractor), assist any other Person in soliciting or recruiting the employment or services of any such Person (whether as an employee, officer, director, manager, agent, consultant or independent contractor), encourage any such Person to change his or her relationship with any Milestone Company, or hire any Person, who at the time of such solicitation, recruitment, hiring or at any time during the six month period preceding the date thereof, was an employee, officer, director or manager of any Milestone Company; provided, however, that (i) general solicitations of employment or engagement published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed toward such Person shall not be deemed to constitute solicitation prohibited by this Section 3(b), and (ii) the solicitation or hiring of Richard Lundin, Judith Loughran or Jerry Young shall not be prohibited by this Section 3(b) if and to the extent any of them or the hiring entity do not otherwise take any direct or indirect action in violation or breach of this Agreement. For purposes of this Section 3(b) and for the avoidance of doubt, a list of each Milestone Company on the date hereof is attached hereto as Schedule 1, and Milestone shall from time to time during the Restricted Period provide Shareholder with an updated Schedule 1 identifying each additional Person that becomes a Milestone Company after the date hereof.

(c) Agreement Not to Solicit Business Contacts. Shareholder agrees that, during the Restricted Period, Shareholder will not, directly or indirectly: (i) solicit or encourage any client, customer, contractor, consultant, agent, supplier, licensee, licensor, landlord or other business relation of any Milestone Company with respect to the Business (each, a “Business Contact”) to terminate or alter its relationship with any Milestone Company relating to the Business; or (ii) attempt to persuade any such Business Contact to conduct any business or activity with any competitor engaged in the Business of any Milestone Company.

(d) Non-Disparagement. Shareholder agrees that at no time will Shareholder, directly or indirectly, disparage any Milestone Company; provided, however that nothing in this Section 3(d) shall prohibit Shareholder or Shareholder’s representatives from pursuing or participating in any legal action or any dispute arising under the Merger Agreement or any agreements contemplated thereby. Milestone agrees that at no time will any Milestone Company, directly or indirectly, disparage Shareholder; provided, however that nothing in this Section 3(d) shall prohibit Milestone, any Milestone Company or any of their respective representatives from pursuing or participating in any legal action or any dispute arising under the Merger Agreement or any agreements contemplated thereby.

(e) Confidential Information. Shareholder understands and acknowledges that the success of each Milestone Company is dependent upon the secrecy and non-disclosure of Confidential Information. Therefore, during the Restricted Period, Shareholder agrees that Shareholder will not, directly or indirectly, disclose to any Person or assist in disclosing to any Person any Confidential Information of any Milestone Company. When requested by any Milestone Company in writing, Shareholder shall promptly deliver to Milestone and Da-Lite all Confidential Information in Shareholder’s control and not retain any copies thereof except Shareholder shall be permitted to retain a copy for personal record keeping as required pursuant to legally mandated document retention policies or for tax reporting purposes; provided, however, that any such retained Confidential Information shall be treated at all times in accordance with this Agreement. Shareholder shall not be bound by the terms of this Section 3(e) with respect to particular portions of the Confidential Information to the extent that: (i) disclosure of such information is mutually agreed upon by Shareholder and any Milestone Company in writing; (ii) disclosure or retention of such information is required by law, rule or regulation or by the order or demand of a court or government agency or authority; or (iii) such information is reasonably necessary by Shareholder to enforce the terms of the Merger Agreement or any agreements contemplated thereby. In the event that Shareholder is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, or similar process) to disclose any Confidential Information, Shareholder shall provide Milestone and Da-Lite with prompt notice of such request(s) so that each of Milestone and Da-Lite, at its or their expense, may seek an appropriate protective order or other appropriate remedy. Whether or not any such protective order or other remedy is obtained, Shareholder may furnish that portion (and only that portion) of the Confidential Information that Shareholder reasonably believes is legally compelled to disclose; provided, however, that in no event shall Shareholder oppose any action by any Milestone Company to obtain a protective order or other relief to prevent the disclosure of such information. The terms of this Section 3(e) are in addition to the terms of any other confidentiality and nondisclosure agreement between Shareholder and any Milestone Company.

4. Enforcement. Shareholder acknowledges that Shareholder has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon Shareholder pursuant to Section 3 hereof. Shareholder agrees that: (a) each of the restraints contained herein are necessary for the protection of the goodwill, Confidential Information and other legitimate interests of each Milestone Company; (b) each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and (c) these restraints, individually or in the aggregate, will not prevent Shareholder from obtaining other suitable employment during the period in which Shareholder is bound by such restraints. Shareholder further acknowledges that, were Shareholder to breach any of the covenants contained in Section 3 hereof, the damage to any Milestone Company would be irreparable. Shareholder therefore agrees that any Milestone Company, in addition to any other remedies available to it, shall be entitled to seek injunctive relief against any breach or threatened breach by Shareholder of any of said covenants, without having to post bond. The Parties further agree that, in the event that any provision of Section 3 hereof shall be finally determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

5. Conflicting Agreements. Shareholder hereby represents and warrants that the execution of this Agreement and the performance of Shareholder’s obligations hereunder will not breach or be in conflict with any other agreement to which Shareholder is a party or is bound and that Shareholder is not now subject to any covenants against competition or similar restrictions or any court order or other legal obligation or limitation that would affect the performance of Shareholder’s duties hereunder.

6. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

7. Survival. The provisions of this Agreement shall survive any termination of Shareholder’s employment or service, if any, with any Milestone Company.

8. Assignment. Neither Milestone, Da-Lite nor Shareholder may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that each of Milestone and Da-Lite may assign their rights and obligations under this Agreement without the consent of Shareholder in the event that either Milestone or Da-Lite shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon Milestone, Da-Lite and Shareholder, their respective successors, executors, administrators, heirs and permitted assigns.

9. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

10. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Shareholder at [ADDRESS] or, in the case of Milestone and/or Da-Lite, at c/o Milestone AV Technologies LLC, at 8401 Eagle Creek Parkway, Savage, Minnesota 55378, Attn: Scott J. Gill, President and Chief Executive Officer, with copies to (i) The Duchossois Group, Inc., 845 N. Larch Avenue, Elmhurst, Illinois 60126, Attn: Eric A. Reeves, Vice President and General Counsel, and (ii) Vedder Price P.C., 222 N. LaSalle Street, Suite 2400, Chicago, Illinois 60601, Attn: Michael A. Nemeroff, Esq., or to such other address as any Party may specify by written notice to the other in accordance with this Section 10.

11. Entire Agreement. This Agreement constitutes the entire agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such subject matter.

12. Amendment. This Agreement may be amended or modified only by a written instrument signed by Shareholder and by an expressly authorized representative of each of Milestone and Da-Lite.

13. Headings. The headings and captions in this Agreement are for convenience only, and in no way do they define or describe the scope or content of any provision of this Agreement.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

15. Governing Law; Waivers; Personal Jurisdiction.

(a) Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or the matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Indiana without regard to any applicable conflicts of law provisions thereof that would require the application of the laws of another jurisdiction.

(b) JURISDICTION. THE PARTIES HERETO AGREE THAT ALL ACTIONS TO ENFORCE THIS AGREEMENT AND ALL DISPUTES AMONG OR BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG OR BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, MAY BE RESOLVED BY A COURT LOCATED IN COOK COUNTY, ILLINOIS AND THE PARTIES HERETO HEREBY CONSENT AND SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT.

(c) WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL, ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE IN COOK COUNTY, ILLINOIS IN CONNECTION WITH ANY CLAIM OR CAUSE OF ACTION TO ENFORCE THIS AGREEMENT OR BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE PARTIES HERETO AGREE THAT COOK COUNTY, ILLINOIS IS A REASONABLY CONVENIENT FORUM TO RESOLVE ANY DISPUTE AMONG THE PARTIES HERETO. EACH OF THE PARTIES HERETO REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES HIS, HER OR ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(d) OTHER JURISDICTIONS. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PARTIES AGREE THAT EACH PARTY HERETO SHALL HAVE THE RIGHT TO PROCEED AGAINST ANY OTHER PARTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PARTY TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN SUCH PARTY’S FAVOR. EACH PARTY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE TO THE LOCATION OF THE COURT IN WHICH ANY PARTY HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SECTION.

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Signature Page to Noncompetition and Nonsolicitation Agreement

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have hereunto set their hands, as of the date first above written.

MILESTONE HOLDING CORPORATION, a Delaware corporation

By:

Name:

Title:

DA-LITE SCREEN COMPANY, INC., an Indiana corporation

By:

Name:

Title:

SHAREHOLDER:

[NAME]

Schedule 1

List of Milestone Companies

1.	Milestone Holding Corporation

2.	Milestone AV Technologies LLC

3.	Milestone AV Technologies BV

4.	Milestone AV Technologies Ltd.

5.	Da-Lite Screen Company, Inc.

6.	Projecta B.V.

7.	Procolor S.A.S.

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